Exhibit (n)

MONEYMART ASSETS, INC.

(the Fund)

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3

The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares in each investment portfolio (each a Portfolio). Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.

CLASS CHARACTERISTICS

CLASS A SHARES:       Class A shares are subject to a distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) of .125 of 1% per annum of the average daily net assets of the class.

CLASS B SHARES:       Class B shares are not subject to either an initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

CLASS C SHARES:       Class C shares are not subject to either an initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

CLASS Z SHARES:        Class Z shares are not subject to either an initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

CLASS L SHARES:        Class L shares are not subject to either an initial or contingent deferred sales charge but are subject to an annual distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed 0.50 of 1% per annum of the average daily net assets of the class.

CLASS M SHARES:       Class M shares are not subject to an initial or contingent deferred sales charge but are subject to an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class.

CLASS X SHARES:       Class X shares are not subject to either an initial or contingent deferred sales charge but are subject to an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class.

INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of a Portfolio will be allocated to each class of such Portfolio on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by a Portfolio to each of its classes of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Portfolio may be different from that paid by another class of the Portfolio because of Rule 12b-1 fees and other expenses borne exclusively by that class.

EXCHANGE PRIVILEGE

Holders of Class A shares, Class B shares, Class C shares, Class Z shares, Class L shares, Class M shares and Class X shares of a Portfolio shall have such exchange privileges as set forth in the Portfolio’s current prospectus. Exchange privileges may vary among classes and among holders of a class.

GENERAL

A.

Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B.

On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.

C.

For purposes of expressing an opinion on the financial statements of each Portfolio of the Fund, the methodology and procedures for calculating the net asset values and dividends/distributions of the Fund’s several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

Date: November 18, 1999, as further amended and restated this 19th day of November, 2003, as further amended and restated this 21st day of July, 2008.

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